EXHIBIT 30

                 [Letterhead of Hahn Loeser & Parks LLP]


                                             Direct Telephone: 216/274-2255
                                             Direct Facsimile: 216/274-2455
                                             E-maidcweiner@hahnlaw.com
David C. Weiner






                                                  January 30, 1998

VIA MESSENGER
-------------

Honorable Ann Aldrich
Senior Judge
c/o Deputy Clerk Barbara Sper
U.S. District Court
Key Tower, Ste 3204
127 Public Square
Cleveland, Ohio  44114

The Honorable Donald C. Nugent
U.S. District Court
U.S. Courthouse
201 Superior Avenue, NE, Room 400
Cleveland, Ohio 44114

  RE:   FIRST UNION REAL ESTATE  AND MORTGAGE INVESTMENTS V.
        GOTHAM PARTNERS, L.P., ET AL, CASE NO. 1:98CV0105

        AND

        GOTHAM PARTNERS, L.P., ET AL V. FIRST UNION REAL ESTATE
        EQUITY AND MORTGAGE INVESTMENTS, CASE NO. 1:98CV0272

Dear Judges Aldrich and Nugent:

     We are co-counsel to Gotham Partners, L.P. and Gotham Partners II, L.P. (collectively, the "Gotham Partnerships"). The Gotham Partnerships are defendants in Case No. 1:98CV0105 before Judge Aldrich, and plaintiffs in Case No. 1:98CV0272, before Judge Nugent. It is of vital importance to both parties for the disputes underlying these related cases to be resolved expeditiously. Therefore, we have moved to have the later-filed action reassigned to Judge Aldrich, who is presiding over the first action.

     Brief Procedural History.
     -------------------------

     This litigation began when First Union Real Estate Equity and Mortgage Investments ("First Union") filed a complaint against the Gotham Partnerships in the Cuyahoga County, Ohio Court of Common Pleas, Case No. 347063 (McGinty, J.), on January 16, 1998. The complaint seeks to restrain the Gotham Partnerships from mounting a proxy contest in connection with First Union's April 14, 1998 Annual Meeting. On January 20, 1998, the Gotham Partnerships removed that action to this Court, which is the case pending before Judge Aldrich. At the time the Gotham Partnerships removed the case, they believed that there was complete diversity between the parties. The Gotham Partnerships' removal notice was filed shortly after 9:00 a.m. on January 20. Shortly afterwards, apparently without knowledge of the removal, Judge McGinty set a February 10, 1998 hearing on a motion for preliminary injunction filed by First Union against the Gotham Partnerships.

     The Gotham Partnerships also filed their answer and counterclaims on January 20, asserting that First Union's conduct in connection with the proxy contest is in violation of various federal securities laws as to which this Court has exclusive jurisdiction.

     On January 21, 1998, First Union filed a motion to remand the action before Judge Aldrich back to the Court of Common Pleas. On January 28, 1998, Judge Aldrich entered a scheduling order pertaining to the various motions in the action before her Honor. That scheduling order set a briefing schedule on First Union's first remand motion, a briefing schedule on the parties' respective motions for preliminary injunction, and a March 5, 1998 hearing on those motions.

     On January 27, 1998, one day prior to Judge Aldrich's scheduling order, First Union filed a reply brief in support of a motion it had filed seeking expedited consideration of its remand motion. In that reply brief, First Union suggested for the first time that it may not be an Ohio citizen for diversity jurisdiction purposes, because the citizenships of its Trustees are counted for purposes of diversity.

     Because, contrary to the Gotham Partnerships' original belief, there may not be complete diversity of citizenship in the case before Judge Aldrich, in order to bring its claims under the federal securities laws and related state law claims, the Gotham Partnerships today filed the new complaint, which has been assigned to Judge Nugent.

     The Gotham Partnerships' Filings in Connection with the New Complaint
     ---------------------------------------------------------------------

     Because of the Gotham Partnerships' and First Union's mutual needs for an expedited resolution of the disputes underlying this litigation, the Gotham Partnerships have today filed the following pleadings in addition to the new complaint:

          Concurrent motions to reassign the case before Judge Nugent to Judge Aldrich. The Gotham Partnerships have filed these motions, before both judges, because Judge Aldrich has a head start on this litigation, having been assigned the removed case and entering a scheduling order on the various motions filed in that case.

          Motion for expedited discovery. While there are procedural issues that need to be resolved, both parties plainly need discovery in order to be prepared for the hearings on their respective motions for preliminary injunctions. Both parties obviously recognize this, because each has served the other with at least two sets of discovery. Therefore, the Gotham Partnerships filed their motion for expedited discovery, requesting the Court to order both parties to provide discovery to the other on an expedited basis.

     We are enclosing copies of the referenced pleadings for your convenience.

                 ------------------------------------

     We hope this summary has provided your Honors with an overall picture of the status of these cases, and we appreciate your consideration of these matters.

                                      Respectfully yours,

                                      /s/ David C. Weiner
                                      David C. Weiner
cal
Enclosures
cc:     Alexander R. Sussman, Esq.
        Fried, Frank, Harris, Shriver & Jacobson
        Co-Counsel for Gotham Partners, L.P.
        and Gotham Partners II, L.P.

        Frances Floriano Goins, Esq. (w/o encl.)(by messenger)
        Squire, Sanders & Dempsey, L.L.P.
        Counsel for First Union Real Estate Equity and Mortgage Investments